Tianyin Pharmaceutical Co., Inc. (AMEX:TPI)

Earnings Call Transcript
Friday, November 13, 2009 10:30 AM ET

Call Participants

Executives	Analysts

Stewart Lor	Angel Liu
Director

Allen Tang	Greg Goldberg
Assistant to Chief Executive Officer

Matthew Hayden	Yale Jen
Founder and President	Maxim Group LLC

James Tong
Roth Capital Partners, LLC

Presentation

Operator
Good morning, ladies and gentlemen, thank you for standing by. Welcome to the Tianyin Pharmaceutical First Quarter Fiscal 2010 Earnings Conference Call. [Operator Instructions] I would now like to turn the conference over to our host, Mr. Matt Hayden from HC International. Please go ahead, sir.

Matthew Hayden
Thank you very much and good morning to everyone. My name is Matt Hayden of Hayden Communications International. And I'd like to thank everyone, our shareholders and other investor who joined Tianyin Pharmaceutical's First Quarter Fiscal 2010 Earnings Conference Call. Joining us on the call today from China is Mr. Allen Tang, Assistant to the CEO; in addition to Stewart Lor, the company's Director, will be participating in the queue post the formal presentation.

Today we're going through and overview of first quarter financial results, then provide additional insight of the company's recent corporate developments and the format will be a little unique from what we've done in the past in that we're including a PowerPoint presentation that will go along with the conference call. And in the PowerPoint we're going to cover all the different metrics from the first quarter in addition to the recently announced business joint venture. If you're going to participate in that, you have to log on to the web link that was provided in both the conference call announcement, in addition to the earnings release that went out this morning. So please navigate through this and participate, I think it'll be very helpful and provide extra context.

Before we get started we'll run through the Safe Harbor statement. This conference call may contain forward-looking information about the company, Tianyin Pharmaceutical. Forward-looking statements are statements that are not historical facts and these can be identified by forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend and anticipate or any other connotation thereof that are comparable terminology. We'd like to suggest that you to review all of the full disclosure in the company's filing on Form 10-Q, 10-K and 8-K filed with the SEC. And we also have an audio replay and a webcast replay that will be available, those instructions were also included in the press release. And at this time I'd like to turn the call over to Mr. Allen Tang. Allen, the floor is yours.

Allen Tang
Thank you, Matt. On behalf of the Chairman of the Board and the CEO, Dr. Guoqing Jiang, I'd like to welcome and thank you for attending Tianyin Pharmaceutical's First Quarter 2010 Conference Call. First, I would like to discuss first quarter 2010 financial results then comment on our recent business development and the growth objectives.

Now let's go to Slide 3. During the quarter, we continued to see strong growth from our portfolio as the whole with further acceleration sales of our flagship drug. Our core strategies to build an extensive diversified portfolio in which we are not dependent on any one therapeutic area or drug for our revenue growth. For the first quarter 2010 ending the September 30, 2009, our revenue was $13.4 million up 40.2% from revenue of $96.5 million for the first quarter of 2009. The increase in revenue was primarily due to strong demand of our products in our portfolio and enhanced the marketing efforts and further expanded sales channels, increased the capacity production is beginning to enable us to meet increased demand. In a moment I will elaborate on our key product sales for the quarter.

Cost of goods sold for the three months ended September 30, 2009, was approximately $6.3 million, as compared to $4.7 million in first quarter fiscal 2009. Our gross profit for the first quarter for 2010 was $7.1 million up 44.9% increase year-over-year. Gross margins were 52.6% in fiscal first quarter 2010, as compared to 31% in fiscal first quarter 2009, less than 160 base point of improvement. The increase in gross profit and improved margins were primarily attributable to the growth in revenue, optimization of product portfolio, enhanced cost control and the focus on higher margin products in the company's portfolio such as Ginkgo Mihuan Oral Liquid and Arpu Shuangxin Oral Liquid. Gross profit of Gingko Mihuan Oral Liquid and Arpu Shuangxin Oral Liquid were 60.5% and 42.8% representing year-over-year increase of 400 basis points and 200 basis points respectively.

Operating expenses for first quarter 2010 were $4.3 million, up 58.7% compared to the same period in fiscal 2009. Selling, general and administrative expenses for the period increased to approximately $4.1 million from $26 million. The increase was primarily due to enhanced marketing efforts, including increased sale payrolls, commissions and the direct marketing expenses in TV, print media and advertising, etc. Operating income for first quarter 2010 was $2.7 million up a 26.9% from the $2.2 million generated from the first quarter fiscal 2009. Operating margin was 20.5% in first quarter 2010 as compared to 22.6% for the first quarter of fiscal 2009. The provision for income taxes for the first quarter was $0.5 million as compared with the first quarter 2009 figure of $0.4 million. The effective tax rate was 18.9% and 16.7% for the first quarter of 2010 and 2009 respectively. Net income in the first quarter of 2010 was $2.2 million. This was an increase of 22.3% from the net income of $1.8 million in the first quarter of fiscal 2009.

In the first quarter of 2010, diluted earnings per share was $0.08 as compared to the $0.07 in the same period in the fiscal 2009. Based on 25 million and 24.6 million shares for the first quarters of fiscal 2010 and 2009 respectively. The increase in shares was due to the conversion of preferred stocks in the first quarter. Currently 2.4 million shares of preferred remain outstanding, which are convertible into 2.4 million shares of common stock. During the past year, the majority of preferred shares where converted, which also eliminates the 10% coupon [ph] (12:47), which is paid annually. In addition, around 800,000 warrants was excised bringing the company $2.57 million in converting. Currently, there are 4.2 million warrants outstanding with the strike price of $2.50 and 4.4 million warrants with the strike price of $3. And we just issued 300,000 shares of warrants at the strike price of $4.50. Collectively, this would bring in a total of $28.8 million when they are completed excised.

Now let's come to the next slide. I would like to cover some highlights from our balance sheet and cash flow statement. Tianyin continues to maintain a strong balance sheet during the first quarter of 2010, which will enable us to execute on our growth plan. As of September 30, 2009, Tianyin Pharmaceutical has $14.4 million in cash and cash equivalents and a working capital of $21.9 million. Total liabilities including short-term borrowing still at $4.6 million, while equity including non-controlling interest totaled $46.2 million. This compares to a total liability of $4.4 million and a shareholders equity of $40.9 million on June 30, 2009.

The accounts receivable balance was $7.1 million on September 30, 2009 as compared to $5.6 million at the year end 2009. Associates of DOS (sic) [DSO] were 48 days for the first quarter of 2010 as compared to 53 days for the first quarter of 2009. Our cash flow from operations in first quarter of fiscal 2010 was $2.2 million. The increasing cash flow from operations was primarily attributable to the increase in net income. Cash used in investing activities rose to $2.7 million for the first quarter of 2010 from $0.2 million, which was due to the $1.9 million purchase of drugs and the $0.5 million investment in properties and equipment. Cash providing financing activities were $2.5 million for the first quarter of 2010.

Now let's take a look at some specifics on our business and the recent development on Slide 5. Our number one drug, Ginkgo Mihuan Oral Liquid, contributed approximately $5 million or 37.3% of total revenue representing a 5.8% growth compared to the first quarter of fiscal 2009. Revenues generated from our Arpu Shuangxin Oral Liquid was approximately $1.4 million, an increasing of 2.7% over the first quarter of fiscal 2009, while Azithromycin Dispersible Tablets sales were approximately $0.8 million during the quarter. Collectively, these products represented approximately 58.6% of our total revenues, representing a gross margin of 50.1% in the first quarter of fiscal 2010.

Let's go to Slide 6. Let's take a look at some of our key investment metrics. Return on equity in trailing 12 months is 17.7%, return on assets in trailing 12 months is 19.3%, return on investment in trailing 12 months is 21.4%, days sales outstanding in the first quarter of 2010 was 48 and inventory turnover was 1.7 in the same period. Our current ratio was 5.8:1 as of September 30, 2009. In the first three months of fiscal 2010 cash generated from operations was $2.2 million,  book value per share was $1.68 and the debt-to-equity was 0.03 as of September 30, 2009. On November 6, our stock price was $3.55 and our annual dividend yield is 2.8%.

Turning to Slide 7, we would like to reiterate revenue guidance for fiscal year 2010. Our $63.6 million was net income of at least $11.3 million, representing 48.3% and 43% year-over-year growth respectively. This was increased from previous issued guidance of $59 million in revenue and $10.5 million in net income. With strong growth of our product, further demand of our key products and the launches of new, approved drugs, we believe we are well positioned to meet those forecast.

Turning to Slide 8. Here we lay out the key element to our growth in fiscal 2010, which are as follows: Increased utilization of the newly added manufacturing capacity to capitalize on growth in demand for our products. We will start producing product that were not produced due to capacity limitations in the past. Second, we will further increase sales and the marketing efforts to gain market for our existing product base. Third, we must continue to strengthen our research and development capability and extend the product pipeline for future growth, we expect renewed SFDA-approved drugs to market during fiscal 2010. Fourth, we are evaluating acquisitions, companies with core marketing and distribution competencies, a potential coverage and a manufacturing companies with complimentary products and customers. Lastly, we will pursue macrolide antibiotic growth initiatives with joint ventures with Sichuan Mingxin Pharmaceuticals to generate significant future growth in fiscal 2011 and beyond.

Turning to Slide 9. Our growth has been predominantly achieved a strong portfolio of products and are focused on distribution. We have built an extensive nationwide distribution network throughout China, with the sales force of around 720 representatives. Our sales and market structure's divided into four product category-based distribution channels covering 200 medium to large-sized cities nationwide. Our first category is OTC drug while 150 medium to large-sized third-party distributors to achieve national market coverage. Our second category is for proprietary products by over 500 agents and a middleman selling directly to hospitals a retail pharmacy. Our third product category is the prescription drugs, while 70 agents and middlemen to participate in hospital biddings. And our fourth category is certain low-end OTC drugs, while regional distributors and its channels to markets and the sale.

Our senior management has strong check records in sales and marketing. Our CEO, Dr. Jiang once helped build the current pharmaceutical into what is now one of the largest producer and distributors of IV solution products in China, generating over $750 million in sales annually. In addition, to ensure our success we have established a partnership with the leading advertising firm to conduct nationwide television marketing campaign and create brand awareness. We are becoming much better at allocating dollars where they are treated best and that they back to put up where we get the best response, prioritizing the marketing budget to maximize return on investments is critical to our plan.

Next slide. We have commenced operation of Chengdu Tianyin Medicine Trading Company, or our new distribution subsidiary on October 12, 2009. The purpose to establish this wholly-owned trading subsidiary is follows: One, to improve cost management and consolidate sales channels to further improve efficiency as we grow the business; second, pharmaceutical manufacturers are not allowed directly sell products to hospitals and pharmacies in China, the trading platform could help reduce overall distribution costs and provide a direct conduit to get our products to key end users; third, we also tend to leverage current extensive distribution network and the sale hard margin products from other manufacturers through this platform to contribute incremental revenues and a net income to our growth; fourth, as we continue to look for acquisition additional drugs, the distribution subsidiary should also help us reduce marketing costs for newly-launched drugs.

Coming to Slide 11. We received GNP certification for our new production facility in September 2009 and launched the operation in October 2009. This new production facility has tripled our capacity of solid dosage medicines including tablets, capsules and granules. The table at the bottom shows the changed [ph] (23:46) of capacity of different drug lines. We will operate both old and new facility at the same time to produce a large variety of products, including products which were not produced previously due to capacity constraint in the past. After launch of the facility, the potential contribution and breakdown of different drugs are as follows: Tablets, 77%; capsule, 10%; granule, 25%; liquid, 78%.

We come to Slide 12. China has issued a guidance for the maximum retail price of 296 of 307 medicine listed under the country's Essential Drug List effective from October 22. Among the 307 drugs subject to price caps, above 45% of them will seek prices slashed by an averaged 12% from their current government guidance title [ph] (24:45). 49% of their prices will remain unchanged and the 6% will have minor price increases to encourage suppliers. Tianyin has four drugs included in the EDL: Azithromycin Dispensable Tablet, Simvastatin Tablet, Hugan Tablets and the Xiao Yan Li Dan Capsules and Tablets. We expect the demand of the four drugs in the EDL will increase dramatically to overcome margin pressures from the price cap.

Coming to the next Slide 13. We recently announced the joint venture with the Sichuan Mingxin Pharmaceutical, named the Sichuan Jiangchuan Pharmaceutical. Tianyin owns 77% of Jiangchuan and the Mingxin owns 23%. We will utilize this as the foundation for a broader, longer-term strategy to build a significant presence in the rapidly growing Chinese macrolide antibiotics market, while diversifying its revenue base of Western pharmaceutical. Jiangchuan will manage research and development activity, manufacturing and resale Active Pharmaceutical Ingredients or APIs, that are used to produce macrolide antibiotics.

Macrolide antibiotics globally generates approximately $10 billion in total sales annually. According to Yiyao Jingji Newsletter, total macrolide antibiotics sales in hospitals low in China were $562 million in 2008, which is just a component of the market. We don't have the [indiscernible] (26:34) to call China, but believe this market is approaching $1 billion annually. Research in China stated that China's output on production capacity of antibiotics raw materials ranked number one in the world. Currently, only China and India produced APIs. Significant change in the India market, both by a cost and a regulatory standpoint have meant less supplies. In China, their are currently three main API producers. Getting into this business is tough, though the competition in this industry is limited due to significant technological barrier entries.

Next slide. Tianyin will use the financing proceed [ph] (27:20) from the recent announced deal to complete the 4.5 million U.S. dollars then purchased in Sichuan for the joint venture, where the new production facility will be built with full support of the Sichuan Xinjin County Government. Giving our capital commitment for the balance of this project and working capital needs to support a business that will continue to expand, we feel this research was prudent. It completed by several fronts, which are new to TPI and we are pleased to have them as new shareholders. As part of the transaction, Tianyin purchased two SFDA products from Mingxin for $3 million, which covers the antibiotics: Azithromycin and Roxithromycin and it will be contributed to the joint ventures. In addition, total CapEx for construction of new production facility and the consolidation of Mingxin's current workshop will be $12.5 million in the next two years.

On the Mingxin [indiscernible] (28:28), Phase I, the target is to produce oral and injectable-grade API for Azithromycin in addition to other macrolide antibiotics intermediaries. Phase I is expected to be fully operational by July 2010, Phase II  is to increase production of Roxithromycin, Clarification and other macrolide antibiotics and it is anticipated to be operational by second half of 2012. Total capital expenditure, including both spaces are estimate to be total approximate 20 million U.S. dollars. By 2014 the total annual production capacity will reach 980 tons with potential revenue of $120 million with 10% net profit margins. Apart from the Mingxin, we'll be providing one macrolide antibiotic production workshop to the joint venture.

Coming to the next slide. We believe while investing in Jiangchuan joint venture will bring us long-term economic benefits and the diversification of our product portfolio and revenues. This initiative will enable us to enter into antibiotics arena [ph] (29:49), which has significant sales in China and worldwide. As we bring Phase I online next summer, management anticipates the joint venture will contribute approximately .2 -- $0.5 million in revenue and a $1.4 million in net income for fiscal 2011 and $47 million in revenue on the $6.5 million in net income for fiscal year 2012. Our goal is to build the Jiangchuan into a leading manufacturer of macrolide antibiotics in China within three years of commercing operations with annual net income of $12 million generated by the JV running at full capacity.

Coming to Slide 16. Now I would like to discuss our competitive advantage and how we differentiate ourselves from other industry competitors. We enjoy economy-of-scale to reduce SG&A costs through existing distribution channels and our strategic partnerships with current pharmaceuticals. We are the industry leaders, with strong product portfolio and pipeline with high potentials. Another key to enable us to be the industry leader is that of our experience management, including the CEO, Dr. Jiang, was is a visionary and has established a strong track record in the industry. We will continue to increase production and accelerate organic growth through new innovations and advanced technologies. We are located in Sichuan province, once of the largest herbal farming bases in China, allowing us to access low-cost and high-quality raw materials. In addition, Western China has the population of over 200 million and our location enables us to service this large population with lower transportation fees. Lastly, Sichuan local government has been very supportive to our company's growth and development, as evidenced by our joint venture and other support for our facility expansion.

Coming to Slide 17. Before I finish, I want to discuss our capital structure. Our common share outstanding is 25.4 million as of September 30, 2009, while there are 2.4 million shares of preferred shares remaining convertible to 2.4 million shares common stock. As of September 30, 2009, we have warrants to purchase 10.5 million shares of the company's common stock at an average exercise price of $2.74. The company will receive $28.8 million in cash if all warrants are exercised. The total potential common shares are approximately 38.3 million.

Next slide. With that, I'd like to thank everyone participating today's call for your continued interest in Tianyin Pharmaceutical. We will continue to effectively and consistently communicate our progress with shareholders. We look forward to updating you on Tianyin Pharmaceutical's progress for the fiscal quarter 2010 in October. We'll now open the call to any questions you may have. Operator?

Question and Answer

Operator
[Operator Instructions]  And our first question comes from the line of James Tong with Roth Capital.

James Tong
I have a question on the macrolide initiative. So Tianyin has always been focusing on the traditional Chinese medicine or modernized traditional Chinese medicine. So branching off here certainly increase diversity, whether it needs a hiring new salespeople, certain sales network need to be implemented for a Western medicine here is a antibiotics sales?

Stewart Lor
This is Stewart. Your question is whether we need to utilize a new or additional sales network to push this new line of drug, the answer is no because we are essentially using the same distribution. We have had a few Western drugs in our mix for quite sometime already. We are quite experienced in selling those drugs. We do intend to use the same distribution channel.

James Tong
And the macrolide, I think they are on EDL, is it?

Stewart Lor
Yes, some of them is on the EDL. I don't have the number in front of me here.

James Tong
And very recently, Chengdu has, I think there's a policy announced in Chengdu that they try to have the 100% or 90% coverage of healthcare insurance for people living there. Will that give a very positive favorable push for the macrolides or even for Tianyin's business?

Stewart Lor
I think that initiative by the local government will have a positive impact across the board for us, not only on our traditional TCM product but certainly on our newer products and Western products as well. And the antibiotics has been one of the major drugs being used in Chengdu, as well as across the country. We are seeing a very large market but with the new initiative both by the central government and the local government, we do expect to see a boost to the overall sales of our products.

James Tong
And one of the question for capital structure here, the warrants, is there any non-cash exercise clause implemented in these warrants?

Stewart Lor
No, all of our warrants are cash warrants. That means, the company is then to receive, I think in total of $28.8 million in cash as part of those exercise. There's no non-cash warrants.

Operator
And our next question is from the line of Greg Goldberg with PTM.

Greg Goldberg
The current capacity utilization is what are you operating at utilization-wise, and when you bring on the facilities, when do they start to ramp? And when do the new facilities start to -- when are they up to full speed? And lastly, when the margin start to get back to the 20% level?

Stewart Lor
First, we talk about the capacity issue. We will bottleneck for many months. We have finally addressed that issue. In September, we were certified by GMP. In total, we have increased our capacity three times, but certainly, it's taking some time to ramp up the production. We have seen some ramping up already in October, and we do expect to see that in November. So to get to the guidance that we just put out, $63 million or so in sales I think is a comfortable ramp up for us. And we certainly will utilize that to continue to expand the capacity in sales in 2011 as well. We are quite confident that, that will support the additional sales and the additional capacity requirements. What the new facility has done for us, we are beginning to see some improvement in the overall cost structure too. That is we are now much more efficient with the production process because we don't have to, like in the past, have to switch lines for different products. When you switch lines, there is a downtime and that increase the overall costs. So we do see a drop in the overall manufacturing costs. We are taking tighter controls on the raw material purchases because now that we have quite a bit of cash in hand, we are more flexible in buying raw materials. Raw materials of traditional Chinese medicine fluctuate with the market conditions. So in some cases, we would lock up our costs with advanced payments, that really brings our costs to a controllable level. Now on the sales and marketing front, we are still are growing as a company. I feel as the management feel that we should still expand strongly in that arena, that includes putting promotions, rebates at distribution, doing seminars and et cetera. Those will cost money like some of the TV advertising program that we put out as well. On that end, we do expect that expenses to go up a little bit along with the revenue increase. But our goal is to bring the net profit to the level before with the decrease in manufacturing costs and the raw material costs, but you would see that probably over time.

Greg Goldberg
So the new facilities as they're ramping right now, do we anticipate by calendar year end, which is December 31 that the new facilities will be fully online and operating as they should be? Or is that sometime in Q1 of 2010?

Stewart Lor
We do expect by the end of this year, the facility is fully functional.

Greg Goldberg
And will operating at 90% capacity?

Stewart Lor
No, we wont be able to operate at that end yet because our revenue, I think we did a rough calculation, the capacity can support the business up until $1 million or so.

Greg Goldberg
So will be operating something in the neighborhood of 65...

Stewart Lor
Neighborhood of 65, if you look across the board, the solid to liquid solution.

Operator
[Operator Instructions] And our next question is from the line of Yale Jen with Maxim Group.

Yale Jen
My question is about the macrolide, the new extension to this business, is that purely on API or for the end product would you sell to the OTC, as well as to hospital? And if those new directions, could you give us more color on the implementation of that going forward?

Stewart Lor
The API company that we have formed a joint venture with is strictly an API company. It sells to other pharmaceutical companies and manufacturers of antibiotics. If you recall, we have gotten approval for Azithromycin for our own production as well. So this new joint venture will also supply raw material for our own production of the end-user products. So we are taking a, like you said, a dual approach but we do expect substantial increase in the sales and revenue from the API line. At the same time, we are now going strong and expanding our business on the end-user antibiotics product, Azithromycin. And Actually, this product has become one of the top products for us already, so we reduced the momentum there.

Yale Jen
So essentially this JV has helped you caused to ramp up your production or supply for your products, so you'll be able to sell the market and to the target audience. Is that right?

Stewart Lor
Yes, that is correct.

Yale Jen
And in terms of macrolide and these antibiotics, what do you see your major strength in terms of your product competing with others in the marketplace? Is there regional one or there's a national, how should people see this?

Stewart Lor
Yes. I think the supply is I think a component in this Macrolide Antibiotic business because currently, there are only three manufacturer who are supplying those APIs in China. And by forming this joint venture, we'll become one of the major suppliers once we ramp up our production. So supply is a very key component. And the second component in this API is quite a technological advanced product with a very high technology barrier. So it's not a market that anyone can easily get into. Thirdly that what we have seen so far and we do expect that trend to continue is that this really is a sellers market. So it really has a bright prospect for this product line. And if you know, to manufacturer, APIs or antibiotics, it's really a quite an environmentally issue because you cannot put up plant anywhere you want like what we produce with other sectors. This is a very environmentally sensitive product. By getting into joint venture situation, we get instant asset to a manufacturing facility that has been approved manufacturing of this product. So that will really cut our route to get into this market that much shorter. And keep in mind that a lot of our products being sold in China now and in the past, we actually have no intention to move our product offshore or outside of China, but with the API macrolide, this becomes a product possibly we can sell outside of China. Because the antibiotics raw material or APIs are primarily manufactured in China. Although there's some in India but I think they have exited this market. So as one of the few manufacturers of API manufacturers in China with China being the only base of manufacturing of this product with a very large worldwide consumption of this product. So I think we are quite comfortable we can hit the numbers that we put out to date. But beyond that, in three to five years, we do see this product line being a very large contributor of revenue and profit for us.

Yale Jen
So when you mentioned that there's a potential for export, should we assume that's more to the developing countries and that will be their primary markets?

Stewart Lor
No, I think currently, the world production, the world supply of antibiotic raw material is in China. So I don't think that this is a developing country issue. I think we can sell to all the big pharma companies in Europe, as well as in the U.S. They have been buying from China, they have been buying now from our competitors, the three other companies that are more established than us. But now that we have the technology and the processes to expand on this line, I think we'll become a player in the world market in time.

Yale Jen
So in other words, you will be also potentially selling API to other countries?

Stewart Lor
Yes, to other countries, to companies probably like the Pfizer or Lilly Eli (sic) [Eli Lilly] or FK, all of this big pharmas that should have many effect to us that line of product.

Yale Jen
In terms of this JV, is there a tenure for this joint venture or there's no definitely sort of termination for the...

Stewart Lor
There is no termination here. I mean, there's no limit on this. I mean, we formed this JV, we have 77% of the company. We intend to remain as a player there. So we should be there. I would like to see this as one of the contributors for our sales in the future.

Operator
And our next question is from Angel Liu from with Pope Asset Management.

Angel Liu
Regarding the new capacity, you're going to ramp up, I just want to clarify, is this just one phase and you're going to reach three times of your total capacity right now? Or are you going to take phases? And if there are different phases, can you tell me where you're at right now?

Stewart Lor
I'm not sure what the different phases you're referring to, but I think we did a rough calculation depending on the dosages and we do expect this new facility that we have just gotten the GMP on can get us to $100 million of sales or so.

Angel Liu
And on the new drug, the Azithromycin, you launched recently, can you share with us the gross margin of this product?

Stewart Lor
The gross margin of this product, I don't have the figure in front of me. But certainly, I could send you a quick e-mail.

Angel Liu
And I just wonder like I see Ginkgo Mihuan continue to be strong and I just wonder how big the market you see for Ginkgo Mihuan and also for the Azithromycin?

Stewart Lor
For the Ginkgo Mihuan market, we know it's at least a $500 million or more market. So we really helping little bit of that market. Our goal is to eventually possibly to get up to $100 million in sales in that market alone. As we've mentioned many times in the past, we are the only manufacturer and producer of this drug for cardio drug, but they work both on the cardio level and the cerebral level. So we do have competitive product that work either on the cardio or cerebral. But this is a market that we have been going strong at for the last few years, and we will continue to bang at it. We have won awards and bids in many of the provinces in China. It takes a little bit of time. Although we are quite pleased with the 100% growth that we are seeing, we'll continue to see this as a major product for us.

Angel Liu
And for the Azithromycin, is that drug included in the EDL list, so you also think this product going to be very strong too?

Stewart Lor
Yes, I think so. I think the market for that product is a lot bigger than the other products in the pipe. It's not only like I mentioned to the previous caller, that the antibiotics market in China is very large to begin with and plus with the API, then we can possibly export to the rest of the world.

Angel Liu
How about the other two drug you used to be mentioned as the Kanggu Zengsheng and Huganning. Are they continue to be strong? Do you think they can decline in period.

Stewart Lor
Yes, we are seeing a modest growth on those area. We do see those continue to grow because we're extending the coverage or the marketing and sales on those products. And we do expect to see the same kind of growth on those two products that you mentioned.

Angel Liu
So we'll go back to the $100 million capacity of the new plant, in this way, it means at least a part of this is going to be used to produce the high-margin Ginkgo Mihuan products in the future, right?

Stewart Lor
Yes.

Angel Liu
You have an allocation in terms of capacity on those big products?

Stewart Lor
Yes, that's the main job of our manufacturing people, is to make sure that the top products are being supported with our capacity. We're doing the allocation on a weekly basis.

Operator
And our next question is from the line of James Tong with Roth Capital.

James Tong
I think was going to ask that some other questions Angel asked about gross margin forward. So now we have a gross margin around 50, above 50, 53, 50 [indiscernible] (59:56). So what do you expect that towards the end of 2010 and we have like antibiotics market making entry and you see the gross margin stable, going up or down?

Stewart Lor
In 2010, I do expect the gross margin will stay relatively same because the big winner there, the big kicker there is still the Ginkgo product. The antibiotic contributes very little during that year. But in 2011, we reduced the contributions from the antibiotics that come in. So we haven't come up with the exact planning yet because it all depends on the progress of the APIs. We are still looking at the progress if it's quicker, but we do plan in 2011 to generate a little bit and really the kicker is in 2012 of fiscal year. During that year, we do expect to see about six plus million in net profits from the antibiotic API line.

Operator
And we have a follow-up question from Angel Liu with Pope Asset Management.

Angel Liu
Stewart, just more question about your R&D, I see the R&D expenses went up this quarter. Will this trend continue? And are there any target percentage of the revenue you expect to spend on R&D?

Stewart Lor
We operate a little differently than most pharmaceutical companies. They would set up a ratio of R&D and then they will follow and track that. But what we have done is we've worked with universities, we've signed up a contract with the researchers to get drugs to a certain stage. So every year, it varies a little bit depending on which stages that the drugs are in or how much that needs to be spent to accelerate approval processes. But we do expect that to see those things ranges varies not much. It all depends on the different drugs that are in the later stage of the development and the approval process.

Operator
And our next question is from the line of Yale Jen with Maxim Group.

Yale Jen
Just a quick why in terms of the do strategy for the macrolide or API end-products. In your opinion, ultimately, what will be the best breakdown between those two weather in dollar value or in production value or sales value?

Stewart Lor
You're looking at a few years up?

Yale Jen
Let me say that's a yes.

Stewart Lor
By the time we ramp up the API, it will be probably in fiscal 2012. We're looking at about 6.5 million. I do see the majority of the revenue and net profit will come from the API product line because it's a sellers market, as I mentioned. It doesn't have a brand issue like a finished product. It's greatly needed both inside and outside of China. So that I'm pretty sure that the numbers that we can hit with the tonnage that we are now planning. As for the branded product, for the finished product, you would look at more than just a market situation and a supply and demand situation. You have to bring in the issue of competing with the existing brand product, distribution and et cetera. So we're really looking three to five years, although my best guess is that the API will sell better.

Yale Jen
In terms of particularly in the API side, these products, the raw material has sort of substantial impact in terms of the cost of that. Does the company have anyway of hedging that going forward? As you actually ramp up the manufacturing and in terms to mitigate any of the fluctuations in the raw material as economic cycle at different stage of this going forward?

Stewart Lor
API manufacturing, the raw material for API is not so much of hedging of any raw material that we buy. The process obviously is proprietary, so I'm not at liberty to give you details but it's essentially a fermentation process. And since this is a process of certain materials that we use. So key there is to control the process, to control the manufacturing for that to give you a product that's cost competitive.

Operator
And there are no further questions at this time, I would now like to turn the call back over to Mr. Allen Tang for any closing statements.

Stewart Lor
On behalf of Allen and Dr. Jiang, I want to thank everyone for joining us today. We look forward to updating you on our second quarter 2010 results and meeting with many of our current and future investors in the U.S. Goodbye and good night in China, good morning in the U.S.

Operator
And ladies and gentlemen this concludes the Tianyin Pharmaceutical First Quarter Fiscal 2010 Earnings Conference Call. Thank you for your participation. You may now disconnect.